Exhibit 4.2

DESCRIPTION OF CAPITAL STOCK

The following description of Woodward, Inc.’s (“Woodward”, “our”, or the “corporation”) common stock and certain provisions of our restated certificate of incorporation, as amended, or our certificate of incorporation, and our amended and restated bylaws, or our bylaws, is a summary of selected general terms thereof and is qualified in its entirety by the provisions of our certificate of incorporation and bylaws, copies of which have been filed with the SEC and are available for inspection.

Our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001455 per share, and 10,000,000 shares of preferred stock, par value $0.003 per share.

Common Stock

Voting Rights

Holders of our common stock are entitled to one vote for each share held by such stockholder which has voting power on the matter in question. Holders of our common stock are entitled to cumulative voting for the election of directors, which means that in each election of directors each holder of our common stock is entitled to cast as many votes as the number of shares of common stock held by such holder multiplied by the number of directors to be elected and may cast all such votes for the election of one nominee or distribute such votes among two or more nominees.

In an election for directors that is not a contested election, as defined in our certificate of incorporation, directors will be elected by a majority of the voting power cast in the election of directors. Abstentions and broker non-votes will not be considered votes cast. In a contested election, directors will be elected by a plurality of the votes cast.

Dividend Rights

Holders of common stock may receive dividends, if any, as may be declared by our board of directors at any regular or special meeting. Holders of common stock have no preemptive or redemption rights. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our board of directors is authorized to establish one or more series of preferred stock and to fix the dividend rights and terms, conversion rights, voting rights, redemption rights and terms, liquidation preferences, and any other rights, preferences, privileges and restrictions applicable to each series of preferred stock. The number of authorized shares of preferred stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock without a vote of the holders of the shares of preferred stock, or of any series thereof, unless a vote of any such holders is required pursuant to the resolution or resolutions of the board of directors providing for the issue of the series of preferred stock.

Delaware law provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving fundamental changes in the rights of holders of that preferred stock. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation for preferred stock.

Certain Provisions of Our Certificate of Incorporation and Bylaws

General

Our certificate of incorporation and bylaws contain provisions that could make more difficult the acquisition of control of Woodward by means of a tender offer, open market purchases, a proxy contest or otherwise. A description of these provisions is set forth below.

Classified Board of Directors; Removal Only for Cause

Exhibit 4.2

Our certificate of incorporation and bylaws divide our board of directors into three classes of directors, with each class serving staggered, three-year terms. In addition, any director or the entire board of directors may be removed at any time, but only for cause and only by the affirmative vote of the holders of two-thirds of the outstanding shares of common stock. The classification of our board of directors means that, unless directors are removed for cause, it could require at least two annual meetings of stockholders for a majority of stockholders to make a change of control of the board of directors, because only a portion of the directors will be elected at each meeting. A significant effect of a classified board of directors may be to deter hostile takeover attempts, because an acquirer could experience delay in replacing a majority of the directors. A classified board of directors also makes it more difficult for stockholders to effect a change of control of the board of directors, even if such a change of control were to be sought due to dissatisfaction with the performance of our directors.

Board Vacancies

Our certificate of incorporation and bylaws authorizes our board of directors to fill vacant directorships or to increase the size of our board of directors, which may deter a stockholder from removing incumbent directors and simultaneously gaining control of our board of directors by filling the vacancies created by this removal with its own nominees.

Advance Notice of Director Nominees and Other Matters to Come Before Stockholder Meetings

Our bylaws require stockholders to notify us prior to the date which is not less than 90 days nor more than 120 days prior to the anniversary date of the immediately preceding annual meeting of stockholders of any nominations they will propose for directors or other matters they wish to propose at the annual meeting, subject to certain exceptions if the annual meeting is called for a date that is not within 30 days before or after such anniversary date or the size of the board of directors is increased. This provision may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed and may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of Woodward.

No Stockholder Action by Written Consent

Our certificate of incorporation provides that all action by stockholders must be taken at a meeting duly called and held. The stockholders may not act by written consent. This provision prevents our stockholders from initiating or effecting any action by written consent, thereby limiting the ability of our stockholders to take actions opposed by our board of directors.

Special Meetings of Stockholders

Our certificate of incorporation and bylaws provide that special meetings of stockholders may be called by the board of directors or the chairman of the board of directors, and when requested in writing and signed by the holders of two-thirds of the outstanding shares of our common stock. Such request must state the purpose of the proposed meeting and, in the case of a request by holders of outstanding common stock, must be delivered personally or sent by certified or registered mail, return receipt requested, to the secretary of the corporation. Business transacted at all special meetings of stockholders must be confined to the matters set forth in the notice. This provision could have the effect of inhibiting stockholder actions that require a special meeting of stockholders unless our board of directors or chairman calls such a meeting.

Limitation of Director Liability

Our certificate of incorporation provides that, unless otherwise prohibited under the Delaware General Corporation Law, no director will be liable to Woodward or to our stockholders for monetary damages for breach of fiduciary duty as a director. The effect of this provision may be to reduce the likelihood of derivative litigation against our directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited Woodward and our stockholders. This provision does not limit a stockholder’s ability to seek or obtain relief under federal securities laws.

Supermajority Voting

Exhibit 4.2

Our certificate of incorporation and bylaws require the affirmative vote of two-thirds of the outstanding shares of our common stock:

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for the adoption of any amendment, alteration, change or repeal of any provision of the certificate of incorporation;
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for the adoption of any agreement for the merger or consolidation of Woodward with or into any other corporation;
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to authorize any sale, lease or exchange of all or substantially all of the assets of Woodward; and
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to authorize the dissolution of Woodward.

The supermajority voting provision described above regarding any amendment, alteration, change or repeal of any provision of the certificate of incorporation is primarily designed to prevent an acquirer from circumventing the takeover defense provisions contained in our governing documents. The other supermajority voting provisions described above discourage attempts to take over the company by significant stockholders and may enable a minority of the stockholders to prevent consummation of significant business combinations or other transactions.

Our certificate of incorporation also expressly authorizes each of our board of directors and our stockholders to independently adopt, amend or repeal our bylaws. However, our stockholders may only adopt, amend or repeal our bylaws upon the affirmative vote of the holders of two-thirds of the outstanding shares of our common stock, and no bylaw may be adopted by the stockholders that impairs or impedes the power of the board of directors under the certificate of incorporation. This supermajority voting provision could enable holders of just over one-third of our common stock to prevent holders of a substantial majority of our common stock who do not approve of certain provisions of the bylaws from amending or repealing such provisions. This supermajority voting provision also promotes continuity with respect to the management of our day-to-day operations and may prevent a purchaser who acquires a majority of the shares of our common stock from adopting bylaws that are not in the best interests of the minority stockholders or from repealing bylaws that are in such minority stockholders’ best interests.

Authorized but Unissued Shares

Subject to the rules and regulations of The Nasdaq Global Select Market, our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.

Section 203 of Delaware General Corporation Law

We are subject to Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time of the transaction in which the person or entity became an interested stockholder, unless:

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prior to that time, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation;
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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the outstanding voting stock of the corporation, excluding for this purpose shares owned by persons who are directors and also officers of the corporation and by specified employee benefit plans; or
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at or after such time the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Exhibit 4.2

For the purposes of Section 203, a “business combination” is broadly defined to include mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns or within the immediately preceding three years owned 15% or more of the corporation’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to us and, accordingly, may discourage attempts to acquire us.

Transfer Agent and Registrar

The transfer agent and registrar for our capital stock is Equiniti Trust Company, LLC (“EQ”), 55 Challenger Road, Floor 2, Ridgefield Park, NJ 07660.